Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

TPI Composites, Inc.:

We consent to the use of our report with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading ‘Experts’ in the prospectus. Our report refers to a change in accounting for leases due to the adoption of Financial Accounting Standards Board Accounting Standard Codification Topic 842, Leases.

/S/ KPMG LLP

Phoenix, Arizona
September 21, 2020